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                                                                    Exhibit 99.1



                                 OPTIMUMCARE(R)
                                  CORPORATION



Company contact:
-----------------------------
Ed Johnson, Chairman & CEO
(888) 448-1848
www.optimumcare.com



For immediate release


                        OPTIMUMCARE CORPORATION ANNOUNCES
                     ACQUISITION OF MEDICAL STAFFING COMPANY

Laguna Niguel, California - July 29, 2002 - OptimumCare Corporation (OTCBB:
OPMC) today announced the acquisition of the assets of Associated Social Resources, Inc., a healthcare staffing company.

Edward A. Johnson, Chief Executive Officer of OptimumCare Corporation said, "OptimumCare Corporation has formed Associated Staffing Resources, Inc. as a wholly owned subsidiary through which it has acquired the assets of Associated Social Resources, Inc. The major assets of the business acquired are its long term contractual relationships with hospitals and social workers which are matched and managed utilizing computer software. The subsidiary is expected to generate annual revenues of approximately $3 million." Associated Staffing Resources, Inc. has entered into a three year employment agreement with Meryl C. Stern, the principal executive and sole stockholder of Associated Social Resources, Inc. Pursuant to the employment agreement, Ms. Stern was granted options to purchase 100,000 shares of OptimumCare Corporation common stock exercisable for $.50 per share, vesting over a two year period and expiring in 2007.

Created in 1987 to respond to opportunities presented by increasing utilization of behavioral health services, OptimumCare Corporation today provides a wide range of inpatient and outpatient behavioral health services through a network of affiliated hospitals, medical centers and community mental health centers.

Certain of the statements made herein constitute forward-looking statements that involve risks and uncertainties, including the risks associated with plans, the effects of changing economic and competitive conditions, government regulation which may affect facilities, licensing and healthcare reform which may affect payment amounts and timing, availability of sufficient working capital, program development efforts and timing, and market acceptance of new programs which may affect future sales growth and/or costs of operations. Additional information may be obtained by reviewing the Company's reports filed from time to time with the SEC.


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